UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2003

CIRCOR INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

DELAWARE	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

C/O CIRCOR, INC.

35 CORPORATE DRIVE, SUITE 290

BURLINGTON, MASSACHUSETTS 01803-4244

(Address of principal executive offices) (Zip Code)

(781) 270-1200

(Registrant’s telephone number, including area code)

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

99.1 Press Release issued on April 23, 2003 by the Company

ITEM 9. Regulation FD Disclosure (information furnished pursuant to Item 12, “Disclosure of Results of Operations and Financial Condition”)

On April 23, 2003, CIRCOR International, Inc. (the “Company”) issued a press release, attached hereto as Exhibit 99.1, relative to the Company’s financial performance and results for the first quarter of fiscal year 2003. The Company’s current report on Form 8-K filed April 24, 2003 with the Securities and Exchange Commission, which is hereby amended, included the text of the press release but did not include the accompanying consolidated financial statements and supplemental information, which are also included in Exhibit 99.1 attached hereto, which were part of the press release. The consolidated financial statements and supplemental information were available on the investor relations section of the Company’s website on April 23, 2004.

In the press release and accompanying supplemental information, the Company uses the following non-GAAP financial measures: free cash flow, EBIT and EBITDA, adjusted for special charges. Management of the Company believes that free cash flow (defined as net cash flow from operating activities, less capital expenditures and dividends paid) is an important measure of its liquidity as well as its ability to service long-term debt, fund future growth and to provide a return to shareholders. EBIT (defined as operating income plus other (income) expense, net) and EBITDA, adjusted for special charges (defined as operating income plus other (income) expense, net plus depreciation plus amortization plus special charges) is provided because management believes these measurements are commonly used by investors and financial institutions to analyze and compare companies on the basis of operating performance. Free cash flow, EBIT and EBITDA, adjusted for special charges, are not measurements for financial performance under GAAP and should not be construed as a substitute for operating income, net income or cash flows. Free cash flow, EBIT and EBITDA, adjusted for special charges, as we have calculated here, may not necessarily be comparable to similarly titled measures used by other companies. A reconciliation of free cash flow, EBIT and EBITDA, adjusted for special charges, to the most directly comparable GAAP financial measure is provided in the supplemental information table titled “Reconciliation of Key Performance Measures to Commonly Used Generally Accepted Accounting Principle Terms.”

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIRCOR INTERNATIONAL, INC.

Date: May 6, 2003	By:	/s/ KENNETH W. SMITH
Kenneth W. Smith
Vice President, Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 23, 2003 (This exhibit supercedes the one previously furnished)

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